Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release
Axalta Releases Fourth Quarter and Full Year 2015 Results
Fourth Quarter 2015 Highlights:

•	Net sales of $1.0 billion, a 4.5% year-over-year increase before unfavorable foreign currency translation of 11.5%

•	Adjusted EBITDA of $212.8 million up 4.0% compared to Q4 2014 with an Adjusted EBITDA margin of 21.2% versus 19.0% in Q4 2014

•	Free cash flow generation of $191.5 million

•	Pre-payment of $100.0 million on Term Loans
Full Year 2015 Highlights:

•	Net sales of $4.1 billion, a 5.3% increase in local currency before unfavorable foreign currency translation of 11.6%

•	Adjusted EBITDA of $867.2 million, up 3.2% despite substantial negative currency translation impacts. Adjusted EBITDA margin of 21.2% versus 19.3% in 2014

•	$52 million in combined savings from productivity improvement initiatives and on track for $200 million goal for total savings exiting 2017

•	Free cash flow generation of $261.5 million
PHILADELPHIA, PA, February 10, 2016 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the fourth quarter and full year ended December 31, 2015.
“Axalta finished the year with a strong fourth quarter performance, highlighted by 4.5% net sales growth year-over-year excluding currency and continued margin improvement,” said Charles W. Shaver, Axalta’s Chairman and Chief Executive Officer. “Our team executed well on our core goal of delivering consistent and profitable growth throughout the quarter and the year despite headwinds from unfavorable currency exchange rates and economic pressures in emerging economies. We are proud of this progress, and expect to continue to build on this in 2016.”
Mr. Shaver added, “We continued to make substantial progress towards optimizing our cost structure in 2015, nearly completing our Fit-For-Growth initiative while beginning to realize productivity savings from The Axalta Way. We also largely completed four major capital projects, each of which has been executed on time and on budget. We remain confident in our ability to exceed end-market growth and drive further improvements to our operating model despite uneven global macro demand and exchange rate pressures. We are encouraged that our end-markets remain stable in the aggregate, and our commercial progress has been strong as we grow market share with our existing customers and win new customers with our industry leading coatings solutions.”
Fourth Quarter Consolidated Financial Results
Net sales of $1.0 billion for the fourth quarter of 2015 increased 4.5% year-over-year excluding unfavorable foreign currency translation (decreased 7.0% as-reported). Net sales growth was driven by 3.9% volume increases, indicating continued underlying strength in our global coatings end-markets. Higher average selling prices in the quarter added 0.6% to net sales, while unfavorable foreign currency translation more than offset the volume and price gains.

Adjusted EBITDA of $212.8 million for the fourth quarter grew 4.0% from $204.7 million in Q4 2014, while Adjusted EBITDA margins in the quarter expanded to 21.2% from 19.0% last year. Margin improvement was driven by increased volumes, favorable product mix and pricing, as well as lower input costs and savings from our operating improvement initiatives. These factors were partially offset by negative foreign currency translation.

Performance Coatings Results
Net sales in Performance Coatings for Q4 2015 were $588.5 million, a 4.8% year-over-year increase excluding foreign currency translation (decrease of 8.1% as-reported). Net sales growth drivers included volume growth of 3.6% and higher average selling prices of 1.2% in the period, more than offset by 12.9% unfavorable foreign currency translation. Refinish end-market Q4 net sales increased 4.8% on a constant currency basis (decreased 9.6% as-reported), while our Industrial end-market grew 4.6% excluding the impact of currency (decreased 4.2% as-reported).
The Performance Coatings segment generated Adjusted EBITDA of $130.9 million in the fourth quarter, a 5.1% year-over-year decrease. Positive volume and pricing contributions, coupled with variable cost savings, were more than offset by negative foreign currency translation. Segment Adjusted EBITDA margin of 22.2% in Q4 2015 reflected a 70 basis point increase compared to the corresponding prior year quarter.
Transportation Coatings Results
The Transportation Coatings segment reported net sales of $415.1 million in the fourth quarter, a 4.2% increase excluding foreign currency translation versus fourth quarter 2014 (decrease of 5.3% as-reported). Volume and price generated 4.2% net sales growth, offset by 9.5% unfavorable foreign currency translation versus the prior year. Light Vehicle net sales increased 5.5% on a constant currency basis year-over-year (decreased 3.7% as-reported). Commercial Vehicle net sales declined slightly by 0.5% on a constant currency basis versus last year (decreased 10.9% as-reported). Demand trends in Transportation Coatings were fairly consistent with the third quarter of 2015, though China saw a rebound of automotive production after the notable drop in the third quarter. North America and EMEA continued to drive growth in Light Vehicle, partially offset by ongoing weaker demand in South America.
The Transportation Coatings segment generated Adjusted EBITDA of $81.9 million in Q4 2015, an increase of 22.6% compared to the fourth quarter of 2014, with positive volume, mix and variable cost contributions partially offset by unfavorable foreign currency translation. Segment Adjusted EBITDA margin of 19.7% in Q4 2015 represented a significant increase from 15.2% in the prior year quarter.
Balance Sheet and Cash Flow Highlights
We ended the quarter with cash and cash equivalents of $485.0 million, following the $100.0 million debt pre-payment made in the fourth quarter. Our net debt was $3.0 billion as of December 31, which resulted in a net debt to 2015 Adjusted EBITDA ratio of 3.4x.
Fourth quarter operating cash flow was $235.8 million versus $192.0 million in the corresponding quarter of 2014. Free cash flow after capital expenditures of $44.3 million totaled $191.5 million.
“We achieved our financial goals for 2015 in spite of the challenging emerging market economic environment,” said Robert W. Bryant, Axalta’s Executive Vice President and Chief Financial Officer. “In our first full year as a publicly held company, Axalta produced solid volume growth well above end-market rates, strong ongoing margin expansion and solid free cash flow generation, which allowed us to reduce our financial leverage and to make two high-ROI bolt-on acquisitions in the U.S. and Europe. We look forward to more progress on each of these fronts in 2016.”
2016 Guidance
We are providing the following outlook for the full year 2016:

•	Net sales growth of 4-6% in constant currency; flat to slightly down as-reported

•	Adjusted EBITDA of $900-940 million

•	Interest expense of $180-190 million

•	Income tax rate, as adjusted, of 25-27%

•	Diluted shares of 242-245 million

•	Working capital as a percentage of net sales of 11-13%

•	Capital expenditures of ~$150 million
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its fourth quarter and full year 2015 financial results on Wednesday, February 10th, at 8:00 a.m. EST. The U.S. dial-in phone number for the conference call is (877) 407-0784 and the international dial-in number is +1 (201) 689-8560. A live webcast of the conference call will also be available online at http://ir.axaltacs.com. For those unable to participate in the conference call, a replay will be available through February 17, 2016. The U.S. replay dial-in phone number is (877) 870-5176 and the international replay dial-in number is +1 (858) 384-5517. The replay passcode is 13629062.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to global macroeconomic conditions and currency exchange rates as well as our 2016 full year outlook, net sales growth, Adjusted EBITDA, interest expense, income tax rate, as adjusted, diluted shares outstanding, capital expenditures and net working capital. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 12,800 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net sales	$1,003.6	$1,078.8	$4,087.2	$4,361.7
Other revenue	6.0	8.2	26.1	29.8
Total revenue	1,009.6	1,087.0	4,113.3	4,391.5
Cost of goods sold	639.2	723.1	2,597.3	2,897.2
Selling, general and administrative expenses	237.1	244.8	914.8	991.5
Research and development expenses	12.9	12.7	51.6	49.5
Amortization of acquired intangibles	20.2	20.5	80.7	83.8
Income from operations	100.2	85.9	468.9	369.5
Interest expense, net	46.5	51.2	196.5	217.7
Other expense (income), net	(0.2)	49.9	111.2	115.0
Income (loss) before income taxes	53.9	(15.2)	161.2	36.8
Provision (benefit) for income taxes	14.8	(16.1)	63.3	2.1
Net income	39.1	0.9	97.9	34.7
Less: Net income attributable to noncontrolling interests	0.5	3.1	4.2	7.3
Net income (loss) attributable to controlling interests	$38.6	$(2.2)	$93.7	$27.4
Basic net income (loss) per share	$0.16	$(0.01)	$0.40	$0.12
Diluted net income (loss) per share	$0.16	$(0.01)	$0.39	$0.12
Basic weighted average shares outstanding	236.9	229.8	233.8	229.3
Diluted weighted average shares outstanding	241.5	229.8	239.7	230.3

AXALTA COATING SYSTEMS LTD.
Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$485.0	$382.1
Restricted cash	2.7	4.7
Accounts and notes receivable, net	765.8	820.4
Inventories	530.7	538.3
Prepaid expenses and other	63.6	62.9
Deferred income taxes	69.5	64.5
Total current assets	1,917.3	1,872.9
Property, plant and equipment, net	1,382.9	1,514.1
Goodwill	928.2	1,001.1
Identifiable intangibles, net	1,191.6	1,300.0
Other assets	434.2	482.6
Total assets	$5,854.2	$6,170.7
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$454.7	$494.5
Current portion of borrowings	50.1	40.1
Deferred income taxes	6.6	7.3
Other accrued liabilities	370.2	404.8
Total current liabilities	881.6	946.7
Long-term borrowings	3,391.4	3,574.2
Accrued pensions and other long-term employee benefits	252.3	306.4
Deferred income taxes	165.5	208.2
Other liabilities	22.2	23.2
Total liabilities	4,713.0	5,058.7
Commitments and contingencies
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 237.9 and 229.8 shares issued and outstanding at December 31, 2015 and 2014, respectively	237.0	229.8
Capital in excess of par	1,238.8	1,144.7
Accumulated deficit	(132.8)	(226.5)
Accumulated other comprehensive loss	(269.3)	(103.3)
Total Axalta shareholders’ equity	1,073.7	1,044.7
Noncontrolling interests	67.5	67.3
Total shareholders’ equity	1,141.2	1,112.0
Total liabilities and shareholders’ equity	$5,854.2	$6,170.7

AXALTA COATING SYSTEMS LTD.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Year Ended December 31,
	2015	2014
Operating activities:
Net income	$97.9	$34.7
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	307.7	308.7
Amortization of financing costs and original issue discount	20.6	21.0
Loss on extinguishment and modification of debt	2.5	6.1
Deferred income taxes	(5.0)	(38.2)
Unrealized losses on derivatives	0.5	3.7
Realized and unrealized foreign exchange losses, net	93.7	75.1
Stock-based compensation	30.2	8.0
Asset impairment	30.6	—
Other non-cash, net	12.0	(29.0)
Decrease (increase) in operating assets and liabilities:
Trade accounts and notes receivable	(61.1)	(40.2)
Inventories	(35.2)	(24.7)
Prepaid expenses and other assets	(65.6)	(54.1)
Accounts payable	(6.7)	53.6
Other accrued liabilities	(0.1)	(54.8)
Other liabilities	(22.4)	(18.5)
Cash provided by operating activities	399.6	251.4
Investing activities:
Business acquisitions (net of cash acquired)	(29.6)	—
Purchase of property, plant and equipment	(138.1)	(188.4)
Restricted cash	1.9	(4.7)
Purchase of intangibles	(0.4)	(0.2)
Proceeds (purchases) of interest in affiliates, net	1.3	(6.5)
Proceeds from sale of assets	0.6	21.3
Cash used for investing activities	(164.3)	(178.5)
Financing activities:
Proceeds from long-term borrowings	—	0.7
Proceeds from short-term borrowings	2.0	30.7
Payments on short-term borrowings	(16.9)	(33.8)
Payments on long-term debt	(127.3)	(121.1)
Dividends paid to noncontrolling interests	(4.7)	(2.2)
Debt modification fees	—	(3.0)
Equity contribution	—	2.5
Proceeds from option exercises and associated tax benefits	72.6	3.0
Other financing activities	(0.2)	—
Cash used for financing activities	(74.5)	(123.2)
Increase (decrease) in cash and cash equivalents	160.8	(50.3)
Effect of exchange rate changes on cash	(57.9)	(26.9)
Cash and cash equivalents at beginning of period	382.1	459.3
Cash and cash equivalents at end of period	$485.0	$382.1

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$39.1	$0.9	$97.9	$34.7
Interest expense, net	46.5	51.2	196.5	217.7
Provision (benefit) for income taxes	14.8	(16.1)	63.3	2.1
Depreciation and amortization	82.2	79.6	307.7	308.7
EBITDA	182.6	115.6	665.4	563.2
Financing fees and debt extinguishment (a)	2.5	—	2.5	6.1
Foreign exchange remeasurement losses (b)	3.5	36.1	93.7	81.2
Termination benefits and other employee related costs (c)	17.1	8.9	36.3	17.8
Consulting and advisory fees (d)	7.6	6.8	24.7	36.3
Transition-related costs (e)	(3.4)	20.8	(3.4)	101.8
Offering related costs (f)	—	19.1	3.1	22.3
Stock-based compensation (g)	8.1	1.9	30.2	8.0
Other adjustments (h)	(4.9)	(4.7)	(11.2)	2.8
Dividends in respect of noncontrolling interest (i)	(0.3)	(0.6)	(4.7)	(2.2)
Management fee expense (j)	—	0.8	—	3.2
Asset impairment (k)	—	—	30.6	—
Adjusted EBITDA	$212.8	$204.7	$867.2	$840.5

(a)
In connection with an amendment to the Senior Secured Credit Facilities in February 2014, we recognized $3.1 million of costs during the year ended December 31, 2014. In addition to the credit facility amendment, we also incurred $2.5 million and $3.0 million of losses on extinguishment of debt recognized during the years ended December 31, 2015 and 2014, respectively, which resulted directly from the pro-rata write offs of unamortized deferred financing costs and original issue discounts associated with the separate pay-downs of $100.0 million of principal on the New Dollar Term Loan in each year.

(b)	Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies.

(c)
Represents expenses primarily related to employee termination benefits and other employee-related costs, including our initiative to improve the overall cost structure within the European region. Termination benefits include the costs associated with our headcount initiatives for establishment of new roles and elimination of old roles and other costs associated with cost savings opportunities that were related to our transition to a standalone entity in 2014 and our Axalta Way cost savings initiatives in 2015. Other employee related costs include the non-service costs components of employee benefit costs and a pension curtailment gain of $7.3 million recorded during the year ended December 31, 2014.

(d)
Represents fees paid to consultants, advisors, and other third-party professional organizations for professional services. Amounts incurred during 2015 primarily relate to our Axalta Way cost savings initiatives. Amounts incurred during 2014 relate to services rendered in conjunction with our transition from DuPont to a standalone entity.

(e)	Represents charges associated with the transition from DuPont to a standalone entity, including branding and marketing, information technology related costs, and facility transition costs.

(f)
Represents costs associated with the offering of our common shares in the Carlyle Offerings during 2015 and costs associated with the IPO, including a $13.4 million pre-tax charge associated with the termination of the management agreement with Carlyle Investment Management, L.L.C., an affiliate of Carlyle, upon the completion of the IPO during 2014. See note (j) below.

(g)
Represents costs associated with stock-based compensation, including $8.2 million of expense during 2015 attributable to the accelerated vesting of all issued and outstanding stock options issued under the 2013 Plan.

(h)
Represents costs for certain unusual or non-operational (gains) and losses, including a $5.4 million gain resulting from the acquisition of a controlling interest in our previously held equity method investee during 2015, equity investee dividends, indemnity losses (gains) associated with the Acquisition, losses (gains) on sale and disposal of property, plant and equipment, losses (gains) on foreign currency derivative instruments, and non-cash fair value inventory adjustments associated with our acquisitions.

(i)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not wholly owned.

(j)
Pursuant to Axalta’s management agreement with Carlyle Investment Management, L.L.C., for management and financial advisory services and oversight provided to Axalta and its subsidiaries, Axalta was required to pay an annual management fee of $3.0 million and out-of-pocket expenses. This agreement terminated upon completion of the IPO.

(k)
As a result of the currency devaluation in Venezuela, we evaluated the carrying values of our long-lived assets for impairment and recorded an impairment charge relating to a real estate investment of $30.6 million during 2015.

The following table reconciles net income to adjusted net income for the periods presented (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$39.1	$0.9	$97.9	$34.7
Less: Net income attributable to noncontrolling interests	0.5	3.1	4.2	7.3
Net income (loss) attributable to controlling interests	38.6	(2.2)	93.7	27.4
Financing costs and debt extinguishment (a)	2.5	—	2.5	6.1
Foreign exchange remeasurement losses, net (b)	3.5	36.1	93.7	81.2
Termination benefits and other employee related costs (c)	17.3	9.3	36.6	18.4
Consulting and advisory fees (d)	7.6	6.8	24.7	36.3
Transition related costs (e)	(3.4)	20.8	(3.4)	101.8
Offering related costs (f)	—	19.1	3.1	22.3
Other adjustments (g)	(5.7)	(4.1)	0.9	10.4
Management fee expense (h)	—	0.8	—	3.2
Asset impairment (i)	—	—	30.6	—
Employee benefit plan losses (gains) (j)	0.8	(0.7)	0.8	(14.1)
Total adjustments	22.6	88.1	189.5	265.6
Income tax impacts (k)	3.2	27.7	41.3	84.6
Adjusted net income attributable to controlling interests	$58.0	$58.2	$241.9	$208.4
Diluted adjusted net income per share	$0.24	$0.25	$1.01	$0.91
Diluted weighted average shares outstanding (1)	241.5	234.7	239.7	230.3
(1) For the three months ended December 31, 2014, represents what diluted shares would have been compared to the as reported 229.8 million shares if the period had been in a net income position versus the reported loss.

(a)
In connection with an amendment to the Senior Secured Credit Facilities in February 2014, we recognized $3.1 million of costs during the year ended December 31, 2014. In addition to the credit facility amendment, we also incurred $2.5 million and $3.0 million of losses on extinguishment of debt recognized during the years ended December 31, 2015 and 2014, respectively, which resulted directly from the pro-rata write offs of unamortized deferred financing costs and original issue discounts associated with the separate pay-downs of $100.0 million of principal on the New Dollar Term Loan in each year.

(b)	Eliminates foreign currency exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies.

(c)
Represents expenses primarily related to employee termination benefits and other employee-related costs, including our initiative to improve the overall cost structure within the European region. Termination benefits include the costs associated with our headcount initiatives for establishment of new roles and elimination of old roles and other costs associated with cost savings opportunities that were related to our transition to a standalone entity in 2014 and our Axalta Way cost savings initiatives in 2015.

(d)
Represents fees paid to consultants, advisors, and other third-party professional organizations for professional services. Amounts incurred during 2015 primarily relate to our Axalta Way cost savings initiatives. Amounts incurred during 2014 relate to services rendered in conjunction with our transition from DuPont to a standalone entity.

(e)	Represents charges associated with the transition from DuPont to a standalone entity, including branding and marketing, information technology related costs, and facility transition costs.

(f)
Represents costs associated with the offering of our common shares in the Carlyle Offerings during 2015 and costs associated with the IPO, including a $13.4 million pre-tax charge associated with the termination of the management agreement with Carlyle Investment Management, L.L.C., an affiliate of Carlyle, upon the completion of the IPO during 2014.

(g)
Represents costs for certain unusual or non-operational (gains) and losses, including a $5.4 million gain resulting from the acquisition of a controlling interest in our previously held equity method investee during 2015, stock-based compensation of $8.2 million during 2015 attributable to the accelerated vesting of all issued and outstanding stock options issued under the 2013 Plan, indemnity losses (gains) associated with the Acquisition, losses (gains) on sale and disposal of property, plant and equipment, and non-cash fair value inventory adjustments associated with our acquisitions.

(h)
Pursuant to Axalta’s management agreement with Carlyle Investment Management, L.L.C., for management and financial advisory services and oversight provided to Axalta and its subsidiaries, Axalta was required to pay an annual management fee of $3.0 million and out-of-pocket expenses. This agreement terminated upon completion of the IPO in November 2014.

(i)
As a result of the currency devaluation in Venezuela, we evaluated the carrying values of our long-lived assets for impairment and recorded an impairment charge relating to a real estate investment of $30.6 million during 2015.

(j)	Represents losses (gains) associated with curtailments, settlements and other non-recurring benefit plan adjustments.

(k)	Represents income tax impact associated with the pre-tax adjustments, as well as the impact of the removal of discrete income tax adjustments within our effective tax rate.